EXHIBIT 10v

HNI Corporation ERISA SUPPLEMENTAL RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2000;
As Amended November 11, 2005)

1.                                       Purpose of the Plan.  The purpose of the HNI Corporation ERISA Supplemental Retirement Plan (the “Plan”) is to provide to selected executives benefits equal to the amounts which, but for limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”) or plan provisions, would have been provided by the HNI Corporation Profit-Sharing Retirement Plan (“Profit-Sharing Retirement Plan”) and the HNI Corporation Cash Profit-Sharing Plan.

2.                                       Definitions.  Except as otherwise defined in this Plan, capitalized terms used herein shall have the respective meanings assigned to such terms in the Profit-Sharing Retirement Plan.

3.                                       Participation.  Each Member of an Employer whose Compensation for any calendar year, determined under the Profit-Sharing Retirement Plan, exceeds $170,000 (or such other amount as may be in effect under Section 401(a)(17) of the Code for such year) and who has been selected for participation by the Company’s Board of Directors shall be a Participant in this Plan.  For this purpose, Compensation shall be determined without regard to (a) any election by the Participant to defer any compensation earned for such year, (b) any payments made pursuant to the HNI Corporation Executive Long-Term Incentive Compensation Plan, the HNI Corporation Long-Term Performance Plan or other similar incentive plan for such year, or (c) any awards made under the Stock-Based Compensation Plan for such year.  The Plan is intended to be unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of ERISA.

4.                                       Benefits

(a)                                  Benefits in Respect of the Profit-Sharing Retirement Plan.  As soon as practicable after the last day of each calendar year, the Company shall determine the amount of Employer Contributions that would have been credited for such year to the Participant’s Account under the Profit-Sharing Retirement Plan for such calendar year but for the annual limitation on compensation that may be taken into account pursuant to Code Section 401(a)(17) and the annual limitation on benefits pursuant to Code Section 415, as set forth in the Profit-Sharing Retirement Plan.  See Annex A.

(b)                                 Benefits in Respect of Cash Profit-Sharing Plan.  As soon as practicable after the last day of each calendar year, the Company shall determine an amount equal to the payments such Participant would have received under the Cash Profit-Sharing Plan in such year in respect of the Participant’s Compensation, as described in Section 2, but for the limitations imposed under the terms of the Cash Profit-Sharing Plan on eligible earnings at the level specified in Code Section 401(a)(17) with respect to a qualified defined contribution plan.  See Annex A.

(c)                                  Distributions.  Not later than the March 15 following each calendar year for which a benefit is determined under Paragraphs 4(a) or (b) above, the benefit determined for each Participant shall be paid in shares of Bonus Stock issued under the Company’s Stock-Based Compensation Plan.  The number of shares of Bonus Stock to be paid shall be determined by dividing the amounts determined under Paragraphs 4(a) and (b) above by the average of the high and low prices of a share of the Corporation’s common stock on the date the award is paid, with cash paid in lieu of any fractional share.  Such shares shall not be transferable, whether by sale, pledge, gift, or otherwise, while the Participant is employed by the Company or any of its subsidiaries.  Provision for all income tax withholding and other employment taxes shall be made pursuant to Section 5.5 of the Stock-Based Compensation Plan.  (As amended 11/11/05.)

5.                                       Administration.  The Human Resources and Compensation Committee of the Company’s Board of Directors shall be charged with the administration of this Plan, shall have the same powers and duties, and shall be subject to the same limitations, with respect to the Plan as the Administrative Committee under the Profit-Sharing Retirement Plan.  Decisions of such Committee shall be conclusive and binding upon all persons claiming benefits under the Plan.

6.                                       Nonassignment of Benefits.  Notwithstanding anything contained herein or in any other plan maintained by the Company to the contrary, it shall be a condition of the payment of benefits under this Plan that neither such benefits nor any portion hereof shall be assigned, alienated, or transferred to any person voluntarily or by operation of any law, including any assignment, division, or awarding of property under state domestic relations law (including community property law).  If any person shall endeavor to purport to make any such assignment, alienation, or transfer, the amount otherwise provided hereunder which is the subject of such assignment, alienation, or transfer shall cease to be payable to any person.

7.                                       No Guaranty of Employment.  Nothing contained in this Plan shall be construed as a contract of employment between any employee and his or her Employer or as conferring a right on any employee to be continued in the employment of an Employer.

8.                                       Amendment and Termination.  (a)  The Board of Directors of the Company reserves the right at any time to amend or terminate the Plan.  The Fund Committee may amend the Plan from time to time as it deems necessary or advisable except that any amendment which would terminate the Plan or modify its formula for contributions shall require advance approval of the Board of Directors.  (b)  Notwithstanding the foregoing, no amendment shall operate directly or indirectly to deprive any Participant of his or her vested interest in the Plan immediately prior to the effective date of the amendment.  (c)  Each amendment (including any termination of this Plan) shall be adopted by the Fund Committee, pursuant to the authority granted to it by the Board of Directors.

9.                                       Miscellaneous

(a)                                  Certain Profit-Sharing Retirement Plan Provisions.  Except as otherwise provided herein, the provisions contained in Sections 1.2 (relating to applicable law), 1.3 (relating to severability), and Article 15 (relating to Adoption by Affiliated Employers) of the Profit-Sharing Retirement Plan are hereby incorporated herein by reference, and shall be applicable as if such provisions were set forth herein.

(b)                                 Successors and Assigns.  The provisions of this Plan shall bind and inure to the benefit of each Employer and its successors and assigns, as well as each Participant and his or her beneficiaries and successors.